Preferred Income Fund Incorporated (the "Fund")

Exhibit 77Q1a

The Funds Articles Supplementary Creating and Fixing the Rights of Money Market Cumulative Preferred Stock, dated May 31, 2002, are incorporated be reference as Exhibit #6 to the Funds N-2/A filing done with the Securities and Exchange Commission, via EDGAR, on May 31, 2002 (Accession No. 0000935069-02-000552).